EXHIBIT 99.1

j2 Global Reports First Quarter 2004 Financial Results

   Revenues Grow 51% and Pre-Tax Earnings Increase 93% Versus Q1 2003;
Company Exceeds Financial Guidance

Los Angeles, April 19, 2004—j2 Global Communications, Inc. [NASDAQ: JCOM], a leading provider of outsourced, value-added messaging and communications services, today reported financial results for the first quarter ended March 31, 2004.

FIRST QUARTER 2004 RESULTS

Total revenues for Q1 2004 increased 51% to $22.9 million, compared to $15.2 million for Q1 2003. Total revenues in Q1 2004 grew 12% versus Q4 2003 revenues of $20.5 million.

Earnings Before Taxes for Q1 2004 increased 93% to $10.2 million, compared to $5.3 million for Q1 2003. GAAP net earnings for Q1 2004 were $6.4 million, compared to $5.0 million in Q1 2003. GAAP net earnings per fully diluted share for Q1 2004 increased to $0.25 compared to $0.20 in Q1 2003.

The Company announced it now provides 6.3 million telephone numbers for its customers around the world; an increase of more than 34,000 net Paid numbers and nearly 700,000 net Free advertising-supported numbers over Q4 2003.

j2 Global’s international network continues to expand—now covering more than 1,300 cities in the U.S. and around the world.

Key financial results for the first quarter of 2004 versus the first quarter of 2003 are as follows:

	Q1	Q1
	2004	2003

Revenues	$22.9 million	$15.2 million

Earnings Before Taxes	$10.2 million	$5.3 million

GAAP Net Earnings	$6.4 million	$5.0 million

Earnings Before Taxes Per Diluted Share	$0.40	$0.21

GAAP Net Earnings Per Diluted Share	$0.25	$0.20

Free Cash Flow(1)	$9.9 million	$5.0 million

(1)	Net cash provided by operating activities, less capital expenditures.

“Entering 2004, we were very enthusiastic about our growth prospects. Our first quarter performance confirms our optimism about the future of our business,” said Scott Jarus, president of j2 Global. “The Company delivered better-than-expected revenues, gross and operating margins, and pre-tax earnings; and delivered one of the highest levels of gross telephone number additions in its history.”

BUSINESS OUTLOOK

“The Company’s 51% year-over-year revenue growth provides a solid foundation on which to build our business for the balance of the year,” said R. Scott Turicchi, chief financial officer of j2 Global. “We remain focused on revenue growth within our core business; the introduction of new revenue sources through additional service offerings, including international market opportunities; and continued exploration of strategic partnerships and/or acquisitions.”

Q2 2004 Estimates

For the second quarter of 2004, j2 Global anticipates total revenues to approximate $25.0 million to $25.4 million, Earnings Before Taxes per fully diluted share to approximate $0.42 to $0.44 and GAAP Net Earnings per fully diluted share to approximate $0.27 to $0.28. The GAAP Net Earnings estimate assumes an effective tax rate for Q2 2004 of 37%.

Q2
2004

Revenues	$25.0 — $25.4 million

Earnings Before Taxes Per Diluted Share(1)	$0.42 — $0.44

GAAP Net Earnings Per Diluted Share(1)	$0.27 — $0.28

(1)	Per share guidance is based upon fully diluted shares of 25,584,624 as of April 15, 2004.

Fiscal Year 2004 Estimates

On February 2, 2004, the Company released the following financial guidance for fiscal year 2004:

Fiscal Year
2004

Revenues	$100 — $105 million

Earnings Before Taxes Per Diluted Share(1)	$1.65 — $1.75

GAAP Net Earnings Per Diluted Share(1)	$1.00 — $1.15

(1)	Per share guidance is based upon fully diluted shares of 25,584,624 as of April 15, 2004.

As a result of the Company’s strong first quarter financial performance, combined with its current estimated tax rate, j2 Global reaffirms this guidance and believes that it will perform at the upper end of the range for Earnings Before Taxes and GAAP Net Earnings guidance set forth above.

For fiscal 2004, the Company anticipates actual cash tax payments to remain negligible based upon utilization of currently available Net Operating Loss Carry-Forwards (NOLs), even though j2 Global will continue to reflect both federal and state tax expense in its Statement of Operations. Currently, the Company estimates its effective tax rate to be approximately 37% for the balance of fiscal 2004, assuming current tax rates.

About j2 Global Communications

Founded in 1995, j2 Global Communications, Inc., provides outsourced, value-added messaging and communications services to individuals and businesses around the world. j2 Global’s network spans more than 1,300 cities in 20 countries on five continents. The Company offers faxing and voicemail solutions, document management solutions, Web-initiated conference calling, and unified-messaging and communications services. j2 Global markets its services principally under the brand names eFax®, j2®, jConnect®, JFAX®, eFax Corporate®, Electric Mail®, jBlast®, eFax BroadcastTM, PaperMaster®, ConsensusTM, M4 Internet® and Protofax®. As of March 31, 2004, j2 Global had achieved 28 consecutive quarters of revenue growth and nine consecutive quarters of positive earnings. For more information about j2 Global, please visitwww.j2global.com.

Contacts:
Christine Brodeur or Jonathan Rodgers	Jeff Adelman
Socket Media, Inc.	j2 Global Communications, Inc.
310-829-0556 or 310-829-0520	323-372-3617
info@socketmedia.com	press@j2global.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Act of 1995, particularly those contained in the “Business Outlook” portion. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: Subscriber growth and retention; variability of usage-based revenue based on changing conditions in particular industries and the economy generally; ability to obtain telephone numbers in sufficient quantities on acceptable terms; protection of the Company’s proprietary technology or infringement by the Company of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments surrounding unified messaging and telecommunications; and other factors set forth in j2 Global’s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the Annual Report on Form 10-K filed by j2 Global on March 15, 2004, and the other reports filed by j2 Global from time to time with the SEC, each of which is available at www.sec.gov. The guidance provided in the “Business Outlook” portion of this press release is based on limited information available to the Company at this time, which is subject to change. Although management’s expectations may change after the date of this press release, the Company undertakes no obligation to revise or update this guidance.